UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): April 24, 2008

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(c) The Board of Directors of Cell Therapeutics, Inc. (the “Company”) engaged Craig W. Philips as a Special Consultant to the Board of Directors commencing on April 26, 2008 and continuing through July 31, 2008. Beginning on August 1, 2008, Mr. Philips will become an employee and will serve as President of the Company from that date.

Prior to his engagement with the Company, Mr. Philips, age 47, served as Vice President and General Manager, Bayer Oncology for Bayer HealthCare since November 2006. Prior to that, Mr. Philips was at Schering Ag, where he was Vice President and General Manager, Berlex Oncology for Schering Ag from October 2004 through November 2006 and Vice President Marketing, Berlex Oncology from January 2004 through September 2004. Prior to that, Mr. Philips was at Schering-Plough Corporation for fourteen years, most recently as General Manager, Schering-Plough Australasia. Mr. Philips received his MBA from the Ohio State University.

Consulting Agreement

The Company and Mr. Philips entered into a consulting agreement on April 23, 2008 (the “Consulting Agreement”) covering the terms of Mr. Philips’s services as a Special Consultant. Pursuant to the Consulting Agreement, Mr. Philips will devote up to fifteen days between April 26, 2008 and July 31, 2008 working on special projects and providing ongoing advice and guidance to the Company. Under the terms of the Consulting Agreement, Mr. Philips will receive the following equity awards: (i) 250,000 shares of restricted stock, which vest at the rate of 1/3 of such shares on each anniversary following April 26, 2008; (ii) 90,000 shares of restricted stock, 100% of which will vest on the one year anniversary following April 26, 2008; and (iii) a non-qualified option to purchase 150,000 shares of the Company’s Common Stock, at an exercise price equal to the fair market value on the date of grant, which will vest at the rate of 1/3 of such shares on each anniversary following April 26, 2008. In the event that Mr. Philips is terminated without cause or he voluntarily terminates his consulting engagement prior to July 31, 2008 in connection with a change of control of the Company, all of his unvested equity awards will fully vest and become immediately exercisable. In addition, if the Company terminates the Consulting Agreement prior to August 1, 2008 or fails to employ Mr. Philips per the terms of the employment agreement (described below), the Company will pay Mr. Philips $400,000 within fifteen days of the earlier of the date of termination or August 1, 2008.

The preceding summary of the Consulting Agreement is not intended to be complete and is qualified in its entirety by the Consulting Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2008.

Employment Agreement

The Company and Mr. Philips have also entered into an employment agreement dated April 23, 2008 (the “Employment Agreement”) pursuant to which Mr. Philips will serve as President of the Company, beginning on August 1, 2008. Under the terms of the Employment Agreement, the Company will pay Mr. Philips an annual base salary of $402,000 and he will also be eligible to receive a performance-based cash bonus of up to 60% of his annual base salary through the Company’s Strategic Management Team cash bonus program. Either party may terminate Mr. Philips’s employment upon fifteen days advance notice in writing. In the event of termination of Mr. Philips’s employment by the Company without cause or by Mr. Philips for good reason, Mr. Philips will be entitled to certain severance benefits including (i) severance pay in the amount of eighteen months base salary, (ii) payment of COBRA premiums for a period of eighteen months and (iii) accelerated vesting of any unvested equity set to vest within one year from the date of termination. In the event that Mr. Philips is terminated without cause or Mr. Philips voluntarily terminates in connection with or within twelve months of a change of control of the Company, he will be entitled to the foregoing severance benefits plus full acceleration of all unvested equity awards. If Mr. Philips is terminated by the Company due to a disability, he will receive a pro rata portion of his annual target bonus plus payment of all COBRA premiums for the period of time he is eligible for COBRA. Mr. Philips has additionally agreed that during the term of his employment and for eighteen months following his termination, he will not compete with the Company in the areas of oncology drugs and products, and will refrain from soliciting any of the Company’s employees, agents, or other representatives or interfere with such relationship or a relationship between the Company and any of its suppliers or distributors.

The preceding summary of the Employment Agreement is not intended to be complete and is qualified in its entirety by the Employment Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2008.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Cell Therapeutics, Inc. dated April 24, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: April 29, 2008	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Cell Therapeutics, Inc. dated April 24, 2008